INDEPENDENT AUDITOR'S CONSENT



We consent to the incorporation by reference in the Registration Statement of Image Software, Inc. of our report dated February 11, 1997, which appears on page 28 of the 1996 Annual Report to Shareholders of Image Software, Inc.


/s/Karsh & Company, P.C.
Karsh & Company, P.C.
Denver, Colorado


June 27, 1997